EXHIBIT 10.01

July     , 201[ ]

[Participant]

[Address]

[Address]

Dear [Participant]:

Flextronics International USA, Inc. 2010 Deferred Compensation Plan

Award Agreement

I am pleased to inform you that Flextronics International USA, Inc. (the “Company”) has agreed to provide you with a deferred long-term incentive bonus in return for services to be rendered in the future as an employee of the Company (the “Incentive Bonus”). Unless the context indicates otherwise, capitalized terms used in this Award Agreement have the meanings given to them in the Flextronics International USA, Inc. 2010 Deferred Compensation Plan (the “Plan”).

Subject to the limitations and vesting schedule described below, and subject to the terms and conditions of the Plan, your Incentive Bonus will be determined as follows.

201[ ] Award Amount

On        , [  ], 201[ ] you will earn a bonus of $         (your “201[ ] Incentive Bonus”).

Awards for Later Years

By July 1st of each calendar year after 201[ ], or as soon thereafter as practicable, the Company will make a determination, in its sole discretion, of the amount of your Incentive Bonus, if any, with respect to the year ending on such July 1st. The Company will notify you of such determination as soon as practicable following such determination.

The Company reserves the right to amend, reduce, or eliminate your Incentive Bonus for any year at any time before you are notified that you have earned the Incentive Bonus. From time to time, the Company may, in its sole discretion, make additional contributions to your Incentive Bonus.

Method for Determining 201[ ] Award

Subject to the Company’s discretion to increase, decrease, or eliminate your Incentive Bonus for any or no reason, you may earn an Incentive Bonus with respect to the year ending on July 1, 201[ ] (the “201[ ] Incentive Bonus”), of $                       (the “Baseline 201[ ] Incentive Bonus”). Your 201[ ] Incentive Bonus, if any, will be deemed to be earned on a date specified by the Company (the “201[ ] Earning Date”), which will be July 1st or the date thereafter on which it

[Participant]

[Date of Award]

is administratively practicable for the Company to determine the amount of your 201[ ] Incentive Bonus, if any.

Your 201[ ] Incentive Bonus will have two components: a time-based component and a performance-based component. The time-based component of the 201[ ] Incentive Bonus will be equal to 50% of the Baseline 201[ ] Incentive Bonus and will be payable if, on the 201[ ] Earning Date, you have been continuously employed by the Company or any of its Affiliates for the preceding 12 months.

The performance-based component of the 201[ ] Incentive Bonus will be equal to 50% of the Baseline 201[ ] Incentive Bonus and will be payable only if “target” has been achieved for purposes of the bonus plan for the CEO for the Company’s most recent fiscal year. The Company will determine in its sole discretion the measurement of “target” and whether it is achieved for any fiscal year. If “target” has not been achieved, the Company may determine that it has been partially achieved, in which event the performance-based component of you incentive bonus may be smaller than 50% of the Baseline 201[ ] Incentive Bonus.

If the Company determines that “target” has been achieved for 201[ ], the Company may determine, in its sole discretion, to increase the performance-based component of the 201[ ] Incentive Bonus to an amount up to 75% of the Baseline 201[ ] Incentive Bonus.

The Company reserves the right to amend, reduce, or eliminate your 201[ ] Incentive Bonus at any time before you are notified of the amount of your 201[ ] Incentive Bonus. If your employment with the Company is terminated for any reason prior to the 201[ ] Earning Date, you will not be eligible to earn a 201[ ] Incentive Bonus

Credit of Awards to Deferral Account

The amount of the Incentive Bonus for each year will be credited to a separate subaccount of your Deferral Account (an “Incentive Bonus Deferral Subaccount”) as soon as practicable after it is deemed to be earned. The value of each Incentive Bonus Deferral Subaccount will thereupon be subject to adjustment for hypothetical investment gains and losses, as described below.

Vesting

Except as otherwise described below or as otherwise provided for in the Plan, an Incentive Bonus Deferral Subaccount will become one hundred percent (100%) vested on the first day of the calendar month that includes the fourth anniversary of the date that the Incentive Bonus credited to such Incentive Bonus Deferral Subaccount was earned. Prior to such day, the Incentive Bonus Deferral Subaccount will be unvested and subject to forfeiture as described below.

Accordingly, the Incentive Bonus Deferral Subaccount for your 201[ ] Incentive Bonus will be one hundred percent (100%) vested on July 1, [    ].

[Participant]

[Date of Award]

Except as provided below, if your employment with the Company is terminated for any reason, any unvested portion of an Incentive Bonus Deferral Subaccount (as determined at the end of the day of your termination) will be forfeited for no consideration. For example, if an Incentive Bonus is earned on July 15th of a particular year, the Incentive Bonus Subaccount for such Incentive Bonus will be forfeited if your employment with the Company is terminated prior to the July 1st of the fourth year following that year.

Each Incentive Bonus Deferral Subaccount will become one hundred percent (100%) vested upon an Involuntary Separation from Service that occurs within two (2) years following a Change in Control; provided, however, that no Incentive Bonus Deferral Subaccount will vest earlier than 13 months following the date that it is earned. For example, if an Incentive Bonus is earned on July 15th of a particular year, the Incentive Bonus Subaccount for such Incentive Bonus will not vest prior to August 15th of the subsequent year.

Deferral Agreements and Payout of Your Vested Account Balance

You are required to elect a payment schedule for the 201[ ] Incentive Bonus Deferral Subaccount in accordance with the Deferral Agreement that accompanies this Award Agreement. You must submit the signed Deferral Agreement for your 201[ ] Incentive Bonus to the Company no later than           [  ], 201[ ]. The Deferral Agreement for any later Incentive Bonus must be submitted within the timer period that will be communicated to you.

The distribution of the vested portion of each Incentive Bonus Deferral Subaccount, if any, will be made in accordance with the terms of your applicable Deferral Agreement. If you do not timely submit a Deferral Agreement, or if your Deferral Agreement is otherwise invalid, the vested portion of the Incentive Bonus Deferral Subaccount, if any, to which such invalid Deferral Agreement relates will be payable to you on the date that is six (6) months after your Separation from Service, or, if earlier, upon the date of your death if you die within six (6) months after your Separation from Service.

You may, at the Company’s sole discretion, be permitted to elect to re-defer an Incentive Bonus Deferral Subaccount at any time that is at least twelve (12) months before the Incentive Bonus Deferral Subaccount is payable. With respect to a payment other than payments in the event of death, Disability, or Unforeseeable Emergency, any such re-deferral election must be for a period of at least five (5) years after the Incentive Bonus Deferral Subaccount was otherwise payable.

Deemed Investment of Deferral Subaccounts

The unvested portion of each Incentive Bonus Deferral Subaccount will be held in an unvested subaccount that will be invested in Hypothetical Investments at the Company’s direction, or, in the sole discretion of the Company, you may be allowed to direct the investment of the Incentive Bonus Deferral Subaccount; provided, however, that the Company may restrict or limit in any manner the Hypothetical Investments available to you.

[Participant]

[Date of Award]

Upon vesting, each Incentive Bonus Deferral Subaccount will be held in a vested subaccount that will be deemed invested in Hypothetical Investments at your direction.

The value of each Incentive Bonus Deferral Subaccount will depend upon the performance of the Hypothetical Investments in which it is deemed to be invested. Each Incentive Bonus Deferral Subaccount will be increased by hypothetical gains, and reduced by hypothetical losses, that result from the Hypothetical Investments in which the Incentive Bonus Deferral Subaccount is deemed to be invested.

Any portion of an Incentive Bonus Deferral Subaccount for which you have not made a valid Hypothetical Investment election shall be deemed to be invested in a default Hypothetical Investment that the Company will designate and which may be changed at the discretion of the Company from time to time.

FICA Taxes

The Company may debit your Deferral Account for any taxes due with respect to an Incentive Bonus Deferral Subaccount at the time that such taxes are required to be withheld. Generally, FICA (social security and Medicare) taxes will be withheld with respect to an Incentive Bonus Deferral Subaccount at the time of vesting.

Account Balance Reachable by Company Creditors

You understand and acknowledge that your Deferral Account, including each Incentive Bonus Deferral Subaccount, will be reachable by the Company’s general creditors upon the insolvency of the Company. You also understand and acknowledge that, except as provided in the Plan, you are not entitled to accelerate distributions from the Plan.

Other Agreements

Each Incentive Bonus is in addition to any rights that you have under any other agreement with the Company. An Incentive Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees. This Award Agreement is subject in its entirety to the terms of the Plan and any applicable Deferral Agreements.

If a future change in law would, in the judgment of the Committee or Plan Administrator, likely accelerate taxation to you of amounts that would be credited to your Deferral Account under the Plan, the Company will attempt to amend the Plan to satisfy the requirements of the change in law and, unless and until such an amendment is made, the Company will cease to credit Incentive Bonuses to your account established under the Deferred Compensation Plan. The parties intend that the awards issued under this Award Agreement and the Plan comply with the requirements of Section 409A of the Code, and this Award Agreement and the Plan (insofar as it relates to this Award Agreement) shall be administered and interpreted in accordance with such intent.

[Participant]

[Date of Award]

An Incentive Bonus does not give you any right to be retained by the Company, and does not affect the right of the Company to dismiss you. The Company may withhold from any payment under the Plan any amount that it is required to withhold pursuant to applicable law.

Enclosed are:

(1)                                                    Flextronics International USA, Inc. 2010 Deferred Compensation Plan; and,

(2)                                                    Summary of the 2010 Deferred Compensation Plan.

By signing below, you represent that you have read and understand these documents and have had adequate opportunity to ask any questions about the documents. You understand that although the Company has attempted to structure a plan to accomplish the tax results discussed in the documents, the Company cannot warrant that the tax effect on you will be as expected. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice from your own tax adviser.

If any provision of this agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This agreement shall be construed in accordance with the laws of the State of California without regard to conflict of law rules.

Sincerely,

FLEXTRONICS INTERNATIONAL USA, INC.

By:
[name]
[title]

Accepted and agreed on this         day of                     , 201[ ].

[Name]